First Amendment to Employment Agreement

This First Amendment to Employment Agreement made by and between E. Alexander Glover ("Associate") and Hello Direct, Inc. (the "Company") , shall become effective July 1, 1997.

The parties hereto agree to amend the Employment Agreement made by and between them as of March 24, 1995 ("the Agreement"), a copy of which is attached hereto for reference, as follows:
1. Section l(a) of the Agreement is amended to provide as follows:
       The Company agrees to employ Associate under the terms of this Agreement in the position of President and Chief Operating Officer. Associate shall report to the Board of Directors. Associate shall have the responsibilities normally associated with the Company's chief operating officer.
2. Section 2(a) of the Agreement is amended to provide as follows:
     For all services to be rendered by Associate pursuant to this Agreement, the Company agrees to pay Associate a base salary (the "Base Salary") at an annual rate of not less than $300,000. Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.
3. Section 2 (b) of the Agreement is amended to provide that Associate shall be eligible to participate in the Company's management bonus plan and receive an annual bonus of not less than 50% of Base Salary if the Company meets certain targeted financial criteria.
4. Section 2(c) is added to the Agreement to provide as follows:
      The Company's Board of Directors, acting by its Compensation Committee or another designee, shall review Associate's compensation package, including Base Salary, bonus, employee benefits, and stock options, on an annual basis, commencing in January, 1998. In no event, however, shall Associate's Base Salary be reduced below $300,000 per annum.
5. Section 3(c) (iii) of the Agreement is amended to provide as follows:
       (iii) a change in reporting from the Board of Directors to another officer.
6. The second sentence of Section 5(a) of the Agreement is amended to provide as follows:
       The Company agrees that on each anniversary of the Effective Date, Associate shall be granted an additional incentive stock option to purchase a minimum of 50,000 shares of Common Stock at an exercise price equal to the fair market value on the date of the grant; provided that, at the discretion of the Compensation Committee of the Board of Directors, the total exercise price for the additional options granted pursuant to this sentence on any one anniversary may be limited to $500,000.
7. Section 7(a) (i) of the Agreement is amended to provide that with respect to termination occurring after March 24, 1998 the time period for payment of the Severance Payment and the benefits referred to therein shall be twelve (12) months.
8. The first sentence of Section 11 of the Agreement is amended to provide as follows- This Agreement shall terminate on March 24, 2001.
9. The last sentence of Section 11 of the Agreement is amended to provide as follows:
     No payments shall be required pursuant to Section 7 (a)(i) of this Agreement for any termination of employment occurring after March 24, 2001.
     Except as amended herein, the Agreement shall remain in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, each of the parties, in the case of the Company by its duly authorized officer or director, has executed this First Amendment to Employment Agreement, as of the day and year first above written.

HELLO DIRECT, INC.



By:     /s/ E. Alexander Glover                 By:     /s/ John B. Mumford
        E. Alexander Glover                             John B. Mumford